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                              WARBURG PINCUS FUNDS
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                              AMENDMENT TO BY-LAWS
                         (Massachusetts Business Trusts)

RESOLVED, that pursuant to Article 8, Section 8.1 of the Trust's By-Laws,
Article 2A entitled "Honorary Trustees" be added to the Trust's By-Laws and shall read as follows:

                                   ARTICLE 2A
                                HONORARY TRUSTEES

         Section 2A.1. Number; Qualification; Term: The Board of Trustees may from time to time designate and appoint one or more qualified persons to the position of "honorary trustee." Each honorary trustee shall serve for such term as shall be specified in the resolution of the Board of Trustees appointing him or until his earlier resignation or removal. An honorary trustee may be removed from such position with or without cause by the vote of a majority of the Board of Trustees given at any regular meeting or special meeting.

         Section 2A.2. Duties; Remuneration: An honorary trustee shall be entitled to attend at least one meeting of the Board of Trustees each fiscal year at the invitation of the Board of Trustees. An honorary trustee shall not be a "Trustee" or "officer" within the meaning of the Trust's Declaration of Trust or of these By-Laws, shall not be deemed to be a member of an "advisory board" within the meaning of the Investment Company Act of 1940, as amended from time to time, shall not hold himself out as any of the foregoing, and shall not be liable to any person for any act of the Trust. Notice of special meetings may be given to an honorary trustee but the failure to give such notice shall not affect the validity of any meeting or the action taken thereat. An honorary trustee shall not have the powers of a Trustee, may not vote at meetings of the Board of Trustees and shall not take part in the operation or governance of the Trust. An honorary trustee shall not receive any compensation but shall be reimbursed for expenses incurred in attending meetings of the Board of Trustees.

Dated: February 6, 1998